Goodwin Procter LLP Counsellors at Law 901 New York Avenue, NW Washington, DC 20001	T: 202.346.4000 F: 202.346.4444 goodwinprocter.com

June 28, 2010

Columbia Funds Series Trust

One Financial Center

Boston, MA 02111

Re:	Columbia Funds Series Trust
Post-Effective Amendment No. 84 to Registration Statement on Form N-1A,
File Nos. 333-89661; 811-09645 (the “Registration Statement”)

Ladies and Gentlemen:

As counsel to Columbia Funds Series Trust (the “Trust”), an unincorporated association under Chapter 38 of Title 12 of the Delaware Code (the “Delaware Statutory Trust Law”), commonly referred to as a “Delaware statutory trust,” we have been asked to render our opinion with respect to the issuance of an indefinite number of Class A, Class B, Class C, Class R, Class Y and Class Z shares of stock of the Trust (the “Shares”), representing interests in Columbia Convertible Securities Fund, Columbia Large Cap Core Fund, Columbia Large Cap Enhanced Core Fund, Columbia Large Cap Index Fund, Columbia Large Cap Value Fund, Columbia Marsico 21st Century Fund, Columbia Marsico Focused Equities Fund, Columbia Marsico Growth Fund, Columbia Mid Cap Index Fund, Columbia Mid Cap Value Fund, Columbia Small Cap Growth Fund II, Columbia Small Cap Index Fund and Columbia Small Cap Value Fund II (each, a “Fund” and collectively, the “Funds”), each a series of the Trust, as more fully described in the prospectuses and statements of additional information contained in Post-Effective Amendment No. 84 to the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the Secretary of State of the State of Delaware and, as to matters of fact material to the opinion set forth below, on a certificate of the Assistant Secretary of the Trust. We also have assumed that: (i) the Shares of Columbia Mid Cap Index Fund will be issued and sold against receipt of consideration therefor in accordance with the terms described in such Fund’s current prospectuses and statement of additional information contained in the Registration Statement relating to such Fund and with the Trust’s declaration of trust, as they may be amended from time to time, (ii) the Shares of each of Columbia Convertible Securities Fund, Columbia Large Cap Core Fund, Columbia Large Cap Value Fund, Columbia Marsico 21st Century Fund, Columbia Marsico Focused Equities Fund, Columbia Marsico

Columbia Funds Series Trust

Growth Fund, Columbia Mid Cap Value Fund, Columbia Small Cap Growth Fund II, Columbia Small Cap Value Fund II, Columbia Large Cap Index Fund, Columbia Small Cap Index Fund and Columbia Large Cap Enhanced Core Fund will be issued and sold at a price per share of not less than the net asset value thereof and that such issuance or sale will be made substantially in conformity with and subject to all of the provisions, terms and conditions set forth in the Trust’s current prospectuses and statements of additional information included in the Registration Statement, as amended or supplemented from time to time, and (iii) ownership of all Shares will be duly recorded in the books of the Trust or its transfer or similar agent. The opinion expressed below is limited to the Delaware Statutory Trust Law.

Based upon the foregoing, we are of the opinion that the Shares of each Fund, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP